N-SAR Exhibit: Sub-item 77I
ClearBridge Energy MLP Opportunity Fund Inc. (?Registrant?)

In connection with the terms of offering of shares of common stock of ClearBridge Energy MLP Fund Inc. (the ?Fund?), Registrant incorporates by reference the Fund?s prospectus, Statement of Additional
Information, Management Agreement and Subadvisory Agreement, and other related agreements thereto, as filed with the Securities and Exchange Commission on Form N-2A, on June 8, 2011,
 (Accession No. 0001193125-11-161117).